Exhibit 99.1

FOR IMMEDIATE RELEASE

Pure Acquisition Corp. Announces Business Combination Merger Consideration

FORT WORTH, TX, July 7, 2020 — Pure Acquisition Corp. (“Pure”) (NASDAQ: PACQ, PACQU, PACQW), an oil and gas exploration and production focused special purpose acquisition entity, today announced that it has amended its business combination agreement (the “HPK Business Combination Agreement”) with, among others, HighPeak Energy, Inc. (“HighPeak Energy” or the “Company”) and certain affiliates of HighPeak Energy Partners, LP (the “HighPeak Funds”) to enhance the return for those Pure stockholders who participate in the business combination.

As merger consideration, each Pure stockholder who participates in the business combination will receive:

●	One share of HighPeak Energy common stock
●

A cash payment equal to the amount, if any, by which the per-share redemption value of Pure’s Class A common stock exceeds $10.00 per share at the closing of the business combination and which is estimated to be approximately $0.60 per share

●

One public contingent value right (“Public CVR”) at the closing of the business combination in exchange for each share of Pure Class A common stock which provides holders with a 10% per annum preferred simple return including downside protection to $4.00 per share (See below for more information).

The Public CVRs are contractual rights to receive a contingent payment in the form of additional shares of HighPeak Energy common stock. The Public CVRs provide significant valuation protection if the trading price of HighPeak Energy’s common stock is below the price that would provide the Public CVR holder with a 10% preferred simple annual return based on $10.00 per share at the closing of the business combination, subject to a floor downside per-share price of $4.00 at the CVR maturity date of two years which can be extended an additional six months by the HighPeak Funds. HighPeak Energy intends to list the Public CVRs on either the NYSE or the Nasdaq. The HighPeak Funds will deposit 2.125 shares of HighPeak Energy common stock in escrow to secure the downside protection and preferred return for Pure stockholders who participate in the HighPeak Energy business combination. If any additional shares of HighPeak Energy common stock are issued to Public CVR holders following the CVR maturity date, the HighPeak Funds will forfeit an equivalent number of escrowed shares to HighPeak Energy for cancellation. HighPeak Energy will also issue contingent value rights to forward purchase investors and PIPE investors (“Private CVRs”) which will have generally the same characteristics as the Public CVRs except the Private CVRs will not be listed or traded on any national exchange. For additional information regarding the specific terms of the CVR, see the Company’s website at www.highpeakenergy.com, the Company’s Amendment No. 3 to Form S-4 filed with the SEC on July 2, 2020 at https://www.sec.gov/Archives/edgar/data/1792849/000143774920014428/hpe20200601_s4a.htm and Pure’s Form 8-K on July 2, 2020 filed with the Securities and Exchange Commission (the “SEC”) at https://www.sec.gov/Archives/edgar/data/1726293/000143774920014436/pacq20200701_8k.htm

Jack Hightower, HighPeak Energy’s Chairman and CEO commented, “Due to the current volatile energy and equity markets, we created the contingent value right to reduce Pure stockholders’ risk and incentivize them to participate in the business combination.  Management of the HighPeak Funds believes so strongly in the upside potential of the asset base that it is contributing its entire oil and gas asset base in exchange for HighPeak Energy shares with no cash consideration plus it is willing to put 2.125 of the shares received at the closing into escrow for every CVR issued to secure the preferred return and downside protection for every Pure stockholder or private investor who participates in the business combination.”

Mr. Hightower continued, “HighPeak Energy has the potential to generate substantial cash flow growth from its 51,000 net acre position in the oil-rich Howard County area of the Midland Basin. We believe our assets provide for one of the best domestic onshore U.S. opportunities   due to the high oil production content and industry leading full-cycle margins of our wells.”

Below are illustrative examples of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to the CVR holder under several HighPeak Energy share price scenarios at the CVR maturity date of either two or two and one-half years following the closing of the business combination. The share reference price is based on the “Reference Price” as defined in the contingent value rights agreements, other than the reference prices that are below $4.00, which are shown for illustrative purposes only. The description of the Public CVR and Private CVR is qualified entirely by reference to materials filed by Pure and HighPeak Energy with the SEC at www.sec.gov which describe the Public CVRs and Private CVRs in more detail.

Share Reference Price	Preferred Return Shares and Corresponding CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holder	Total Value to Applicable Qualifying CVR Holder
$12.50	1	2.125	2.000	0.000	$12.50
$12.00	1	2.125	2.000	0.000	$12.00
$11.00	1	2.125	2.000	0.091	$12.00
$10.00	1	2.125	2.000	0.200	$12.00
$9.00	1	2.125	2.000	0.333	$12.00
$8.00	1	2.125	2.000	0.500	$12.00
$7.00	1	2.125	2.000	0.714	$12.00
$6.00	1	2.125	2.000	1.000	$12.00
$5.00	1	2.125	2.000	1.400	$12.00
$4.00	1	2.125	2.000	2.000	$12.00
$3.33	1	2.125	2.000	2.000	$10.00
$3.00	1	2.125	2.000	2.000	$9.00

Below is an illustrative example of the aggregate number of additional shares of HighPeak Energy common stock that would be issuable to the CVR holder under several HighPeak Energy share price scenarios at a CVR maturity date of two and one-half years following the closing of the business combination. The description of the Public CVR and the Private CVR is qualified entirely by reference to materials filed by Pure and HighPeak Energy with the SEC at www.sec.gov which describe the Public CVRs and Private CVRs in more detail.

Share Reference Price	Preferred Return Shares and Corresponding CVRs	Total Corresponding Escrowed Shares	Total Corresponding Escrowed Shares Available for Forfeiture to HighPeak Energy	Shares of HighPeak Energy Common Stock to be Issued to Applicable Qualifying CVR Holders	Total Value to Applicable Qualifying CVR Holders
$12.50	1	2.125	2.125	0.000	$12.50
$12.00	1	2.125	2.125	0.042	$12.50
$11.00	1	2.125	2.125	0.136	$12.50
$10.00	1	2.125	2.125	0.250	$12.50
$9.00	1	2.125	2.125	0.389	$12.50
$8.00	1	2.125	2.125	0.563	$12.50
$7.00	1	2.125	2.125	0.786	$12.50
$6.00	1	2.125	2.125	1.083	$12.50
$5.00	1	2.125	2.125	1.500	$12.50
$4.00	1	2.125	2.125	2.125	$12.50
$3.20	1	2.125	2.125	2.125	$10.00
$3.00	1	2.125	2.125	2.125	$9.38

HighPeak Energy Operating Highlights (Pro Forma for Proposed Business Combination)

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HighPeak Energy’s Chairman and CEO, Jack Hightower, provides 49 years of exploration and production (“E&P”) experience including years of executive leadership. In addition to Mr. Hightower, the senior management team provides extensive experience in various roles within the E&P industry that will provide HighPeak Energy with the synergy and capability needed in its business and operations

●

Highly contiguous position of approximately 51,000 net acres located primarily in Howard County, with greater than 90% operated, provides the scale and depth of inventory to maximize capital and operating efficiencies

●	Anticipated net production of approximately 12,000 barrels of oil equivalent per day upon completion of HighPeak Energy’s inventory of drilled but uncompleted wells [1]
●	High oil mix of more than 80% supports a strong operating margin
●	Approximately 400 net drilling locations identified in either the Wolfcamp A and/or Lower Spraberry formations that are planned to be developed with mostly two-mile laterals

1 Management estimates based on currently available information. Projections are inherently uncertain and subject to change. See “Forward-Looking Statements.”

●

Successful recent offset and non-operated activity near our acreage provides significant upside with an aggregate of approximately 760 net potential operated drilling locations in the Wolfcamp B, Wolfcamp C, Wolfcamp D, Middle Spraberry and Jo Mill zones

●	Planned pad development assuming three operated rigs beginning after the close of the business combination reduces the impact of parent/child degradation

Michael L. Hollis, HighPeak Energy’s President, said “Capital and operating efficiencies have never been more important in the energy business.  Our decisions will be driven by returns. The quality of our asset base positions HighPeak Energy to be among the lowest capital and operating cost, highest return oil producers in the domestic United States. For example, we reduced our capital costs prior to the pandemic including drilling, completion, equipping and facilities down to a best-in-class average of $525 per foot for 10,000 foot or longer laterals.”

Business Combination

Pursuant to the HPK Business Combination Agreement, HighPeak Energy will acquire, in exchange for 75,000,000 shares, as adjusted in accordance with the HPK Business Combination Agreement, of HighPeak Energy common stock, all of the outstanding interests in HPK Energy, LP (“HPK”), which holds certain rights, title and interests in oil and natural gas assets.

The closing of the business combination is subject to the requisite approval of Pure’s stockholders and the satisfaction of customary conditions. The business combination is expected to close in the third quarter of 2020. The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the HPK Business Combination Agreement relating thereto. Upon completion of the business combination, HighPeak Energy intends to list its common stock for trading on either the New York Stock Exchange (“NYSE”) or the Nasdaq Global Market (the “Nasdaq”) under the symbol “HPK”.” Pure’s securities are expected to be delisted from the Nasdaq Capital Market at closing of the business combination concurrently with the listing for trading of HighPeak Energy’s securities on either the NYSE or the Nasdaq.

About Pure Acquisition Corp.

Pure is a blank check company formed in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pure’s units were listed for trading on the Nasdaq under the symbol “PACQU” on April 13, 2018. On May 29, 2018, Pure’s Class A common stock and warrants began trading on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively.

About HighPeak Energy

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. HighPeak Energy’s assets, after giving effect to the potential business combination, will be primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. HighPeak Energy is led by its Chairman and CEO, Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple E&P platforms and generating strong returns despite industry cycles by consistently applying a disciplined, risk-adjusted approach designed to balance capital preservation with value creation. HighPeak Energy’s objective is to maximize returns by generating rapid production growth initially followed by steady production growth with strong margins and cash flow. HighPeak Energy also intends to generate attractive full cycle returns on capital employed.

About HighPeak Funds

The HighPeak Funds are entities affiliated with HighPeak Energy Partners, LP, with operations in Howard County, Texas, lying in the northeastern part of the oil-rich Midland Basin.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed merger of Pure Acquisition Merger Sub, Inc. (“MergerSub”) into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy, HighPeak Energy’s and Pure’s ability to consummate the transaction, including raising an adequate amount of equity and debt financing, the benefits of the transaction and HighPeak Energy’s future financial performance following the transaction, as well as HighPeak Energy’s and Pure’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, HighPeak Energy and Pure disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. HighPeak Energy and Pure caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of HighPeak Energy and Pure, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, developments in the global economy as well as the public health crisis related to the coronavirus (COVID-19) pandemic and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, certificates related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, HighPeak Energy’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, title defects and limited control over non-operated properties. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact HighPeak Energy’s and Pure’s expectations and projections can be found in Pure’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Pure’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information about the Transaction and Where to Find It

HighPeak Energy filed an amended registration statement on Form S-4, including a prospectus of HighPeak Energy and a proxy statement of the Company with the SEC. Additionally, HighPeak Energy and Pure will file other relevant materials with the SEC in connection with the proposed merger of MergerSub into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy. The materials to be filed by HighPeak Energy and Pure with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of Pure are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination.

Participants in Solicitation

HighPeak Energy and Pure and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Pure’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Pure’s executive officers and directors in the solicitation by reading Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of HighPeak Energy’s and Pure’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Contact:

info@highpeakenergy.com

(817) 850-9200